Exhibit 11.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion of our report dated January 18, 2017, with respect to the financial statements of Groundfloor Real Estate 1, LLC as of December 31, 2016, and for the period from December 16, 2016 (Inception) through December 31, 2016, appearing in this Regulation A Offering Statement on Form 1-A of Groundfloor Real Estate 1, LLC.

/s/ Hughes Pittman & Gupton, LLP

Raleigh, North Carolina

April 14, 2017